REVISED SCHEDULE A
To the Subadvisory Agreement is made as of the 27th day of April, 2015, by and between Allianz Investment Management LLC, a Minnesota limited liability company ("Manager"), and The Boston Company Asset Management LLC, a Massachusetts limited liability company ("Subadviser").
Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:
AZL Boston Company Research Growth Fund
Average Daily Net Assets*                                                                                        Rate
First $100 million                                                                                                                0.35%
Thereafter (all assets over $100 million)                                  0.25%
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*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g. if average daily net assets are $200 million, a rate of 35 bps would apply to $100 million and a rate of 25 bps would apply to the remaining $100 million.
The rates set forth above apply to average daily net assets that are subject to the Subadviser's investment discretion in the Funds.
Acknowledged:
ALLIANZ INVESTMENT                                                                                                         THE BOSTON COMPANY
MANAGEMENT LLC                                                                                                                ASSET MANAGEMENT LLC

By:  /s/ Brian Muench                                                                                                                            By: /s/Bart Grenier

Name:  Brian Muench                                                                                                                            Name:   Bart Grenier

Title:  President                                                                                                                                              Title:  Chairman, CEO & CIO

Effective as of November 1, 2015, the schedule is revised to reflect a fee change to the Fund.

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